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Prospectus

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-102711

MEDIS TECHNOLOGIES LTD.

Rights Offering
2,325,600 Shares of Common Stock

        Medis Technologies Ltd. is distributing subscription rights in this rights offering to persons who owned shares of our common stock on February 7, 2003. During the term of this rights offering, we will issue up to 2,325,600 shares of common stock. Our common stock is currently traded on The Nasdaq National Market under the symbol "MDTL."

        You will receive, at no charge, 0.110180929 subscription rights for each share of our common stock that you owned on February 7, 2003. One full subscription right entitles you to purchase one share of our common stock at a subscription price of $2.15 per share. If you exercise all of your subscription rights, you may also have the opportunity to purchase additional shares of our common stock at the same subscription price. If all of the rights we are offering are exercised, we will receive gross proceeds of $5,000,040.

        The subscription rights are exercisable beginning on February 10, 2003 and continuing until 5:00 p.m., New York City time, on March 11, 2003. The subscription rights may not be sold or transferred. The subscription rights will not be listed for trading on any stock exchange.

        The exercise of the subscription rights involves substantial risk. You should refer to the discussion of risk factors, beginning on page 9 of this prospectus.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The rights offering is not being made to, nor will we accept subscriptions from, any person in any jurisdiction in which the rights offering or the acceptance of subscriptions would not be in compliance with the securities or "blue sky" laws of that jurisdiction.

The date of this prospectus is February 10, 2003

i

SUMMARY

        The following summary does not contain all the information that may be important to you in making a decision to purchase our common stock. For a more complete understanding of us, the rights offering and our common stock, you should read the entire prospectus, including the risks described under "Risk Factors," and the documents incorporated in this prospectus by reference.

Questions and Answers About Medis Technologies Ltd.

What do we do?

        Our primary business focus is on the development and commercialization of direct liquid fuel cells and attendant refueling cartridges for use as primary and auxiliary power sources for portable electronic devices which currently use rechargeable or disposable batteries as their power source. These devices include cell phones, personal digital assistants (PDAs), laptop computers and certain military devices. Our first fuel cell product is expected to be a power pack—a portable auxiliary power source which provides power to cell phones and PDAs by way of charging the batteries of such devices even while the device is being used.

        We expect that as portable electronic devices become more advanced and offer greater functionality, manufacturers of those devices and consumers who use them will seek significantly increased and longer lasting sources of energy. We believe that our direct liquid fuel cell technology, the key proprietary components of which are our fuel, electrodes, catalysts for anodes and cathodes and liquid electrolyte, will enable us to meet these demands. We also believe that our fuel cells can be responsive to device manufacturers' demands for reduced size and weight, increased length of operating time and competitive pricing. Additionally, we believe that our fuel cell technologies have advantages over other micro fuel cell technologies currently being developed which use proton exchange membrane technologies, including our fuel cell's greater power relative to size, increased length of operating time, ability to operate without generating excess heat and lower cost to manufacture.

        Another technology that we are seeking to exploit commercially is our highly conductive polymers, which have a wide and diverse range of commercial uses. Our polymers have electrical properties that can be changed over the full range of conductivity from insulators to metallic conductors and have the non-corrosive properties, flexibility and durability of plastics.

        We also own patents and intellectual property rights to other technologies relating to clean energy that may offer greater efficiencies than conventional energy sources. These proprietary technologies, which we are seeking to exploit commercially, include the following:

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  Toroidal engine, which uses a rotary motion as contrasted with the up and down motion of pistons in a conventional internal combustion engine. We believe that our toroidal engine offers advantages over a conventional internal combustion engine, including a simple design with fewer moving parts, better mechanical and thermal efficiency and a favorable weight to power ratio and volume to power ratio. We are also seeking to develop an efficient and powerful compressor based on the principles of our toroidal engine.
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  Stirling cycle system, which is a refrigeration system using our stirling cycle technologies and a compressor powered by two of our linear reciprocating motors. The stirling cycle is based upon a century-old technique that harnesses energy from the expansion and contraction of a gas forced between separate chambers and our linear reciprocating motor is based on our reciprocating electrical technologies. We believe that our stirling cycle system offers advantages over conventional refrigeration systems, including greater energy efficiency and being more environmentally friendly due to the use of helium as its working gas instead of freon or freon compounds, which are commonly believed to be depleting the earth's ozone layer and contributing to the "greenhouse effect" and global warming.
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  Rankin cycle linear compressor, which, using our linear reciprocating motor together with a conventional compressor, is intended to replace the rotational electric motor now powering conventional compressors for refrigeration and other cooling systems. We expect the resultant linear compressor to be more energy efficient than the most efficient conventional Rankin cycle compressors in use today.

        In addition, we own rights to the CellScan, which is a static cytometer—an instrument for measuring reactions of living cells while the cells are in a static state. A key element of the CellScan is its patented cell carrier which can accommodate up to 10,000 cells in a study. The CellScan can repeatedly and continuously monitor the intensity and polarization of living cells for purposes of cell research, disease diagnostics and determining the optimal chemotherapy to be given to a specific patient.

What is the status of the development of our technologies?

        Our technologies are in varying stages of development, as described below. There can be no assurance that the testing of the preliminary designs of any of our technologies will be successful at any stage of development or that we will be successful in developing a commercially viable product either on behalf of third party manufacturers interested in our technologies or for direct sale to the public, or that any of such parties will accept for purchase or manufacture any commercially viable product we do develop.

        Fuel Cells.    A laboratory-tested power pack unit using our fuel cells demonstrated sufficient power, on each refueling, to enable operation of a cell phone for the equivalent of six to nine hours of talk time or to provide over two charges of the cell phone battery, depending on the pattern of use, and to enable operation of a PDA for up to twelve hours. Having attained what we believe to be the technical level required for our power pack to power cell phones and PDAs, we are now completing the engineering of a pre-production prototype for the commercial market, including developing the power pack cartridge system which dispenses the fuel and the liquid electrolyte, designing the DC to DC converter, developing the ability to use the product in any orientation, and determining shape, color and other attributes to appeal to consumers. We expect to complete all of such engineering and to have a complete pre-production prototype of our power pack by the end of 2003 with the aim of having the prototype transferred to a third party for production during 2004.

        We are working with major manufacturers of portable electronic devices and computer products to develop fuel cell products based upon specifications given to us by such manufacturers. We are hopeful that these arrangements will lead to significant future orders by these manufacturers for our fuel cell products. Furthermore, we have commenced discussions with third parties capable of producing and/or distributing our fuel cell products if and when developed.

        Highly Conductive Polymers.    Working together with a third party interested in our polymers, we are testing the use of our polymers as anti-radiation shielding and have, to date, successfully demonstrated in our laboratory tests their significant shielding capabilities. We are also investigating whether a coating or film made with our polymers, with their electrically conductive properties, could be used to improve the performance of super-capacitors and to improve the anti-static properties of packaging for electronic equipment. In our laboratory tests for anti-static packaging, our polymers equaled the conductivity of commonly used materials with the added advantage of transparency and improved protection from contamination. We are also exploring whether our polymers have commercial applications as transparent electrodes for medical applications.

        Toroidal Engine and Compressor.    We have developed and have recently completed testing of an approximately 61 cubic inch demonstration engine based upon our toroidal technologies. Utilizing the information gained from our testing, we intend to build a new demonstrator which we anticipate can be completed in the second quarter of 2003. We are also applying the technology underlying the toroidal engine towards the development of a toroidal compressor.

        Stirling Cycle System.    We have developed a demonstration stirling cycle system that achieved in our laboratory tests a 130 watt cooling capacity at a coefficient of performance of 1.7, similar in power to the cooling capacity of a 14 cubic foot beverage cooler. A coefficient of performance is a measurement of energy efficiency. We continue to work to improve the coefficient of performance and capacity of the system, with a particular focus on its use in the beverage industry.

        Rankin Cycle Linear Compressor.    We have commenced testing the performance of our linear reciprocating motor as the power source of a Rankin cycle compressor. We expect to complete these tests during the first quarter of 2003.

        CellScan.    We have developed a much smaller and less expensive version of our CellScan system with improved performance characteristics, including the number of cells that can be screened and analyzed per hour and the number of individual tests that can be completed per hour. We are continuing to collaborate with third-party researchers and institutions in the study and development of potential applications for the CellScan, including determining the efficacy of chemotherapy drugs for specific patients, the early detection of breast cancer, atherosclerosis, lupus and tuberculosis, and drug allergy detection. Some of these results have been published in medical journals. Based upon the results of a recent third-party study using the CellScan, in addition to the simplicity and stability of the CellScan testing method, we believe that the CellScan test may be suitable for screening populations for early detection of breast cancer due to its sensitivity and specificity percentages.

Where are we located?

        We are a Delaware corporation organized in April 1992. Our principal executive offices are located at 805 Third Avenue, New York, New York 10022. Our telephone number is (212) 935-8484. Our website is located at www.medistechnologies.com. The information on our website is not a part of this prospectus. All of our operating and research facilities are located in the State of Israel.

Questions and Answers About the Rights Offering

What is a rights offering?

        A rights offering is an opportunity for you to purchase additional shares of our common stock at a discount from market and in an amount proportional to your existing interest, which enables you to maintain your current percentage of ownership.

What is a subscription right?

        We are distributing to you, at no charge, 0.110180929 subscription rights for each share of our common stock that you owned on February 7, 2003. One full subscription right entitles you to purchase one share of our common stock at a subscription price of $2.15 per full share. We will not distribute any fractional subscription rights, but will round the number of subscription rights you receive upward or downward, as appropriate, to the nearest whole number. When you "exercise" a subscription right, you choose to purchase the common stock that the subscription right entitles you to purchase. You may exercise all or a portion of your subscription rights, or you may choose not to exercise any of your subscription rights. You cannot give or sell your subscription rights to anybody else. Only you can exercise your subscription rights.

What is the basic subscription privilege?

        The basic subscription privilege of each subscription right entitles you to purchase one share of our common stock at a subscription price of $2.15.

What is the oversubscription privilege?

        Each subscription right also grants you an oversubscription privilege to purchase additional shares of common stock that are not purchased by other stockholders pursuant to the subscription rights they receive in this rights offering. The oversubscription privilege of each subscription right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock at the same subscription price of $2.15 per share.

What are the limitations on the oversubscription privilege?

        If sufficient shares are available, we will honor the oversubscription requests in full. If oversubscription requests exceed the number of shares available, we will allocate all or a portion of the available shares among the stockholders who have requested to oversubscribe in proportion to the number of shares each such stockholder purchased through the basic subscription privilege.

Why are we engaging in a rights offering?

        We are offering the subscription rights to obtain additional working capital to allow us to continue our research and development efforts. Instead of selling shares of common stock to outside parties, our board of directors has chosen to give you the opportunity to buy more shares without diluting your interest while providing us with additional capital.

How many shares can you purchase?

        You will receive 0.110180929 subscription rights for each share of our common stock that you owned on February 7, 2003. One full subscription right will entitle you to purchase one share of our common stock at a subscription price of $2.15 per share.

        If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock if other stockholders choose not to exercise their subscription rights. On the enclosed subscription certificate, you may request to purchase as many additional shares as you wish for $2.15 per share. While we may be able to honor all of the oversubscription requests, if we cannot, you may not be able to purchase as many shares as you requested on the certificate. In addition, we have the discretion to issue less than the total number of shares that may be available for oversubscription requests.

How did we arrive at the $2.15 per share price?

        In determining the subscription price in this rights offering, our board of directors desired to offer shares at a price that would be attractive to our stockholder base relative to the current trading price of our common stock. Our board also considered the following factors, among others, in no particular order of priority:

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  our desire to increase working capital at a minimal cost to us;

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  the historic and current market price of our common stock;

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  our history of losses;

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  general conditions in the securities market;

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  alternatives available to us for raising capital;

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  the amount of proceeds desired;

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  the success of our 2002 rights offering;

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  the liquidity of our common stock; and

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  the level of risk to our investors.

How do you exercise your subscription rights?

        You must properly complete the enclosed subscription certificate and deliver it to our subscription agent before 5:00 p.m., New York City time, on March 11, 2003. Your subscription certificate must be accompanied by proper payment for each share that you wish to purchase.

How long will the rights offering last?

        You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., New York City time, on March 11, 2003, your subscription rights will expire. We may, in our discretion, decide to extend the rights offering for up to an additional 20 business days to give our stockholders additional time to exercise their subscription rights. In addition, if the commencement of the rights offering is delayed, the expiration date may be similarly extended.

After you exercise your subscription rights, can you change your mind?

        No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at a price of $2.15 per share.

Is exercising your subscription rights risky?

        The exercise of your subscription rights involves substantial risks. Exercising your subscription rights means buying additional shares of our common stock, and you should carefully consider this purchase as you would other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors" elsewhere in this prospectus.

Do you have to exercise your subscription rights?

        No.

What happens if you choose not to exercise your subscription rights?

        You will retain your current number of shares of common stock even if you do not exercise your subscription rights. However, if you do not exercise your subscription rights and other stockholders do, the percentage of our common stock that you own will diminish, and your voting and other rights will be diluted.

Can you sell or give away your subscription rights?

        No.

Has our Board of Directors made a recommendation regarding this offering?

        No.

        What should you do if you want to participate in this rights offering, but your shares are held in the name of your broker, dealer or other nominee?

        If you hold your shares of our common stock through a broker, dealer or other nominee (for example, through a custodian bank), then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the rights on your behalf for shares you wish to purchase. Therefore, you will need to have your record holder act for you. To indicate your decision with respect to your rights, you should complete and sign the reverse side of your subscription certificate and promptly return it to the record holder. You should not return your subscription certificate to us.

What fees or charges apply if you purchase shares?

        We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise subscription rights. If you exercise subscription rights through a record holder of your shares, you are responsible for paying any fees that person may charge.

        What are the federal income tax consequences of exercising your subscription rights?

        The receipt and exercise of your subscription rights are intended to be nontaxable. However, no ruling from the Internal Revenue Service nor an opinion of counsel will be sought and therefore you should seek specific tax advice from your personal tax advisor. This prospectus does not summarize tax consequences arising under any federal or state tax law.

When will you receive your new shares?

        If you purchase shares of common stock through the rights offering, you will receive certificates representing those shares as soon as practicable after March 11, 2003.

Can we withdraw the rights offering?

        Yes. Our board of directors may withdraw the rights offering in its sole discretion at any time on or before March 11, 2003, for any reason, including a significant fluctuation in the market price of our common stock when compared to the market price at the commencement of the offering. If we withdraw the rights offering, any funds you paid will be promptly refunded without interest or penalty.

How much money will we receive from the rights offering?

        The gross proceeds from the rights offering depend on the number of shares that are purchased. If we sell all 2,325,600 shares offered by this prospectus, we will receive gross proceeds of $5,000,040.

        We have been informed by Robert K. Lifton, our chairman and chief executive officer, and Howard Weingrow, our president, who, collectively, beneficially own approximately 17.3% of our outstanding common stock, that they presently intend to exercise all of their subscription rights to purchase an aggregate of approximately

401,197 shares in this rights offering pursuant to their basic subscription privilege. Further, each presently intends to exercise his oversubscription privilege to purchase additional shares. We will receive proceeds of approximately $862,500 upon the exercise in full of Messrs. Lifton's and Weingrow's respective basic subscription rights. Neither Mr. Lifton nor Mr. Weingrow, however, has committed to purchase any shares upon exercise of their respective subscription rights.

How will we use the proceeds from the rights offering?

        We will use any proceeds generated from the exercise of subscription rights in this rights offering for additional working capital.

How many shares will be outstanding after the rights offering?

        The number of shares of common stock that will be outstanding after the rights offering depends on the number of shares that are purchased. If we sell all of the shares pursuant to the rights offering offered by this prospectus, we will have 23,432,701 shares of common stock outstanding.

Additional Questions

        If you have more questions about the rights offering, please contact either Robert K. Lifton, our chief executive officer, or Howard Weingrow, our president, at (212) 935-8484.

Summary Consolidated Financial Statements

        The following table sets forth our summary consolidated financial data and should be read in conjunction with our consolidated financial statements and related notes and other financial information incorporated in this prospectus by reference.

Statement of Operations Data:

	For the Year Ended December 31,						For the Nine Months Ended September 30,
	1999		2000		2001		2001		2002
	(in thousands except per share data)
Revenues	$—		$—		$—		$—		$154
Loss from operations	(7,790)		(23,566)		(31,677)		(22,446)		(7,664)
Net loss	(5,965)		(22,492)		(31,562)		(22,342)		(7,605)
Net loss attributable to common shareholders	(5,965)		(25,463)		(34,766)		(22,342)		(9,846)
Basic and diluted net loss per share	(0.53	)(1)	(1.56	)(1)	(1.76	)(1)	(1.14	)(1)	(0.47)
Weighed average shares used in computing basic and diluted net loss per share	11,249	(1)	16,331	(1)	19,771	(1)	19,659	(1)	20,823

Balance Sheet Data:

	As of
	September 30, 2001	September 30, 2002
	(in thousands)
Working capital	$7,191	$7,031
Total assets	76,874	69,666
Accumulated deficit	71,420	93,690
Total shareholders' equity	75,741	68,090

(1)
In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," the weighted average shares used in computing basic and diluted net loss per share, and the basic and diluted net loss per share, have been adjusted to give retroactive effect to shares issued in our March 18, 2002 rights offering.

Pro Forma Per Share Information:

        Assuming all of the subscription rights offered in the rights offering are exercised, we will issue 2,325,600 shares of our common stock and we will receive gross proceeds of $5,000,040. Pro forma basic and diluted loss per share, assuming all of such subscription rights are exercised, for the year ended December 31, 2001 and for the nine months ended September 30, 2002 is $(1.66) and $(0.45), respectively. Such pro forma basic and diluted loss per share is adjusted to reflect the stock dividend element contained in the rights offering, calculated based upon the $4.87 market price of our common stock at January 29, 2003.

RISK FACTORS

        You should carefully consider the following factors, as well as other information appearing elsewhere in this prospectus or incorporated in this prospectus by reference, before you decide to exercise your subscription rights to purchase our common stock.

Risks Relating to Us

  We have had limited revenues since inception and none from 1999 through 2001, and we cannot predict when we will achieve profitability.

        We have not been profitable and cannot predict when we will achieve profitability. We have experienced net losses since our inception in April 1992. We, on a consolidated basis with our subsidiaries, have had limited revenues since inception and none from 1998 through 2001. We do not anticipate generating significant revenues until we successfully develop, commercialize and sell products derived from our fuel cell technologies or any of our other technologies, of which we can give no assurance. We are unable to determine when we will generate significant revenues from the sale of any of such products.

        We cannot predict when we will achieve profitability, if ever. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of September 30, 2002, we had an accumulated deficit of approximately $93,690,000.

  We may never complete the development of commercially viable fuel cells or any of our other technologies into marketable products.

        We do not know when or whether we will successfully complete the development of commercially viable fuel cells for any of our target markets, or any of our other technologies. We continue to seek to improve our fuel cell technologies, particularly in the areas of energy density, stability of power output, operating time, reduction of size and weight, use of the product in any orientation, as well as in the temperature conditions under which the fuel cells can operate. We also seek to improve the engineering design of our fuel cells and refill cartridges and integrate each fuel cell into a seamless power source which can power various portable electronic devices, before we are able to produce a commercially viable product. Additionally, we must improve the converter used in our power pack charger to step up voltage. Failure to improve on our fuel cell technologies, including the failure of any of the above, could delay or prevent the successful development of commercially viable fuel cell products for any of our target markets.

        Developing any technology into a marketable product is a risky, time consuming and expensive process. You should anticipate that we will encounter setbacks, discrepancies requiring time consuming and costly redesigns and changes and that there is the possibility of outright failure.

  We may not meet our product development and commercialization milestones.

        We have established milestones, based upon our expectations regarding our technologies at that time, of which we use to assess our progress toward developing commercially viable direct liquid fuel cells. These milestones relate to technology and design improvements as well as to dates for achieving development goals. If our products exhibit technical defects or are unable to meet cost or performance goals, including levels and stability of power output, useful life and reliability, our commercialization schedule could be delayed and third parties who are collaborating with us to develop our fuel cell technology, as well as potential purchasers of our initial commercial products, may decline to purchase such products or may opt to pursue alternative technologies.

        Generally, we have made technological advances meeting our milestone schedule with respect to developing commercially viable direct liquid fuel cells, including the level of power density and longevity of use obtained. We can give no assurance that our commercialization schedule will continue to be met as we further develop our direct liquid fuel cells, or any of our other products.

  Customers will be unlikely to buy our fuel cell products unless we can demonstrate that they can be produced for sale to consumers at affordable prices.

        To date, we have focused primarily on research and development of our fuel cell technology. Consequently, we have no experience in manufacturing direct liquid fuel cells or refill cartridges on a commercial basis. We plan to manufacture our direct liquid fuel cells and refill cartridges primarily through joint venture arrangements with third parties. We can offer no assurance that either we or our joint venture partners will develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our direct liquid fuel cells and refill cartridges. Even if we or our joint venture partners are successful in developing such manufacturing capability and processes, we do not know whether we or they will be timely in meeting our product commercialization schedule or the production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business and financial results.

        The price of direct liquid fuel cells and refill cartridges is dependent largely on material and other manufacturing costs. We are unable to offer any assurance that either we or our joint venture partners will be able to reduce costs to a level which will allow production of a competitive product or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity. Furthermore, although we have estimated a pricing structure for both our proposed power pack charger and our refueling cartridges, we can give no assurance that these estimates will be correct in light of any manufacturing process we adopt or distribution channels we use.

  A mass market for our direct liquid fuel cells may never develop or may take longer to develop than we anticipate.

        A mass market may never develop for our direct liquid fuel cells or any of our other technologies, or may develop more slowly than we anticipate. Direct liquid fuel cells represent an emerging market, and we do not know whether end-users will want to use them. The development of a mass market for our direct liquid fuel cells may be affected by many factors, some of which are out of our control, including:

  •
  the level to which the technology of our direct liquid fuel cells has advanced;

  •
  the emergence of newer, more competitive technologies and products;

  •
  improvements to existing technologies, including existing rechargeable battery technology;

  •
  the future cost of ethanol, or any other hydrogen-based fuels powering our fuel cells;

  •
  regulations that affect or limit the use of the components in our fuel cells or our fuel cells in general;

  •
  consumer perceptions of the safety of our products; and

  •
  consumer reluctance to try a new product.

        If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and may never achieve profitability.

  We will be unable to market or sell our direct liquid fuel cell technology or any of our other technologies if we are unsuccessful in entering into alliances, joint ventures or licensing agreements with third parties.

        As we do not have nor do we intend to develop our own marketing or wide scale manufacturing infrastructure, our ability to market, manufacture and sell our direct liquid fuel cell technologies or any of our other technologies is wholly dependent on our entry into strategic alliances, joint ventures or licensing agreements with third parties possessing such capabilities. We can offer no assurance that we will be successful in entering into such alliances, joint ventures or agreements. Furthermore, we may enter into agreements the terms of which may not be entirely beneficial to us.

  Problems or delays in our collaboration efforts with third parties to develop or market our fuel cell technologies could hurt our reputation and the reputation of our products.

        We have entered into agreements with third parties who have agreed to assist us in developing or marketing our fuel cell technologies. We are in discussions with other third parties and intend to enter into similar agreements with such other parties or others in the future, of which we can give no assurances of success. These collaboration agreements contemplate that these third parties will work with our scientists to test various aspects of our direct liquid fuel cells. Such tests may encounter problems and delays for a number of reasons, including, without limitation, the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly and the failure to maintain and service any test prototypes properly. Many of these potential problems and delays are beyond our control. In addition, collaborative efforts, by their nature, often create problems due to miscommunications and disparate expectations and priorities among the parties involved and may result in unexpected modifications and delays in developing or marketing our fuel cell technologies. Any such problems or perceived problems with these collaborative efforts could hurt our reputation and the reputation of our products and technologies.

  Our efforts to protect our intellectual property may not offer sufficient protection, which could hinder our growth and success.

        We regard our patents, trade secrets, copyrights and similar intellectual property rights as essential to our growth and success. We rely upon a combination of patent, copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with employees and with third parties to establish and protect our proprietary rights. We own, directly or indirectly through subsidiaries or companies in which we have an interest, patents for certain technologies and are currently applying for additional patents. We can offer no assurance that we will succeed in receiving patent and other proprietary protection in all markets we enter, or, if successful, that such protection will be sufficient. If we successfully develop and market any or all of our technologies, we expect to face efforts by larger companies and other organizations or authorities to undermine our patents by challenging or copying our intellectual property. Moreover, intellectual property rights are not protected in certain parts of the world. We intend to vigorously defend our intellectual property against any challenges that may arise. However, any infringement action initiated by us may be very costly and require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations.

  Claims by third parties that our technology infringes upon their patents may, if successful, prevent us from further developing or selling our technologies.

        Although we do not believe our business activities infringe upon the rights of others, nor are we aware of any pending or contemplated actions to such effect, we can give no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

  If we do not obtain additional financing, we may be forced to curtail our research and development efforts.

        Our ability to sustain our research and development program is dependent upon our ability to secure additional funding. As of September 30, 2002, we believe that our cash resources, including monies available to us from our credit facility, but excluding any proceeds from this rights offering, will be sufficient to support our operating and developmental activities for at least the next 20 months, based on our then-current usage of funds. After such time, we may need to raise additional funds through public or private debt or equity financing in order to be competitive, to accelerate our sales and marketing programs, to establish a stronger financial position and to continue our operations. We can offer no assurance that we will be able to secure additional funding, or funding on terms acceptable to us, to meet our financial obligations, if necessary, or that a third party will be willing to make such funds available. Our failure to raise additional funds could require us to delay our research and product development efforts or cause us to default under the repayment terms of our revolving credit facility, if we were to borrow funds under that facility and we are unable to repay such borrowings. Furthermore, our failure to successfully develop or market our direct liquid fuel cell technologies or any of our other technologies may materially adversely affect our ability to raise additional funds. In any event, it is not possible to make any reliable estimate of the funds required to complete the development of our direct liquid fuel cell technology or any of our other technologies.

  If we were to lose our technical talent or members of senior management and could not find appropriate replacements in a timely manner, our business could be adversely affected.

        Our success depends to a significant extent upon Zvi Rehavi, Gennadi Finkelshtain and the other scientists, engineers and technicians that seek out, recognize and develop our technologies, as well as our highly skilled and experienced management, including Robert K. Lifton, our chief executive officer, and Howard Weingrow, our president. The loss of the services of Messrs. Rehavi and Finkelshtain, of any of our other technical talent or of Messrs. Lifton and Weingrow could have a material adverse effect on our ability to develop our direct liquid fuel cells into commercial products or any of our other technologies into commercial products. We possess key-person life insurance of $245,000 on Mr. Rehavi. Although to date we have been successful in recruiting and retaining executive, managerial and technical personnel, we can offer no assurance that we will continue to attract and retain the qualified personnel needed for our business. The failure to attract or retain qualified personnel could have a material adverse effect on our business.

  There may be adverse effects on our earnings and our stock price due to the large amount of acquired intangible technology assets and goodwill on our balance sheet.

        At September 30, 2002, our balance sheet showed approximately $59,675,000 of goodwill and acquired intangible technology assets, with estimated original useful lives of up to five years. Commencing January 1, 2002, in accordance with the recently-enacted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets," such goodwill is no longer being charged ratably to expense but is subject to at least an annual assessment for impairment. Our adoption of SFAS 142 has resulted in the discontinuation of amortization of the remaining goodwill balance of approximately $58,200,000 at December 31, 2001, which has resulted in a reduction in operating expenses of approximately $13,800,000 for the nine months ended September 30, 2002. We continue to amortize the remaining unamortized balance of our intangible technology assets, which was approximately $1,500,000 at September 30, 2002.

  Risks associated with conducting operations in Israel could materially adversely affect our ability to complete the development of our direct liquid fuel cell technology or any of our other technologies.

        Our research and development facilities and our pilot HECP manufacturing facility, as well as some of our executive offices and back-office functions, are located in the State of Israel. We are, therefore, directly affected by the political, economic and military conditions in Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and any other country, whether due to the Israeli-Palestinian conflict, America's war against terrorism or threatened military activities in Iraq, among others, could have a material adverse effect on our ability to complete the development of any of our technologies or our ability to supply our technology to development partners or vendors. Furthermore, any interruption or curtailment of trade between Israel and any other country in which we have strategic relationships could similarly adversely affect such relationships. In addition, all male adult permanent residents of Israel under the age of 54, unless exempt, are obligated to perform up to 44 days of military reserve duty annually and are subject to being called to active duty at any time under emergency circumstances. Some of our employees are currently obligated to perform annual reserve duty. We are unable to assess what impact, if any, these factors may have upon our future operations.

        In addition, historically, Israel has suffered from high inflation and the devaluation of its currency, the New Israeli Shekel, or NIS, compared to the U.S. dollar. Future inflation or further devaluations of the NIS may have a negative impact on our NIS-based obligations over time upon substantial price increases caused by inflation.

  It may be difficult to serve process on or enforce a judgment against our Israeli officers and directors, making it difficult to bring a successful lawsuit against us, or our officers and directors, individually or in the aggregate.

        Service of process upon our directors and officers, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, any judgment obtained in the United States against us may not be collectible within the United States to the extent our assets are located outside the United States. This could limit the ability of our stockholders to sue us based upon an alleged breach of duty or other cause of action. We have been informed by our Israeli legal counsel that there is doubt as to the enforceability of civil liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934 in original actions instituted in Israel. However, subject to limitation, Israeli courts may enforce United States final executory judgments for liquidated amounts in civil matters, obtained after a trial before a court of competent jurisdiction, according to the rules of private international law currently prevailing in Israel, which enforce similar Israeli judgments, provided that:

  •
  due service of process has been effected and the defendant was given a reasonable opportunity to defend;

  •
  the obligation imposed by the judgment is executionable according to the laws relating to the enforceability of judgments in Israel and such judgment is not contrary to public policy, security or sovereignty of the State of Israel;

  •
  such judgments were not obtained by fraud and do not conflict with any other valid judgments in the same manner between the same parties; and

  •
  an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

        Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, which can then be converted into United States dollars and transferred out of Israel. The judgment debtor may also pay in dollars. Judgment creditors must bear the risk of unfavorable exchange rates.

  We intend to retain all of our future earnings, if any, for use in our business operations and do not expect to pay dividends to our stockholders.

        We have not paid any dividends on our common stock to date and do not anticipate declaring any dividends in the foreseeable future. Our board presently intends to retain all earnings, if any, for use in our business operations.

  We currently face and will continue to face significant competition.

        Our direct liquid fuel cells face and will continue to face significant competition. A large number of corporations, national laboratories and universities in the United States, Canada, Europe, Japan and elsewhere are actively engaged in the development and manufacture of power sources, including batteries and fuel cells, both for portable electronic devices and other uses. Each of these competitors has the potential to capture market share in various markets, which would have a material adverse effect on our position in the industry and our financial results.

        We expect competition to intensify greatly as the need for new energy alternatives becomes more apparent and continues to increase. Some of our competitors are well established and have substantially greater managerial, technical, financial, marketing and product development resources. Additionally, companies, both large and small, are entering the markets in which we compete. There can also be no assurance that current and future competitors will not be more successful in the markets in which we compete than we have been, or will be in the future. There can be no assurance that we will be successful in such a competitive environment.

  We expect to be dependent on third party suppliers for the supply of key materials and components for our products.

        If and when either we or our strategic alliance or joint venture partners commence production of our fuel cells, of which there can be no assurance, we expect to rely upon third party suppliers to provide requisite materials and components. A supplier's failure to supply materials or components in a timely manner, or to supply materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, could harm our ability to manufacture our direct liquid fuel cells. We or our strategic alliance or joint venture partners may be unable to obtain comparable materials or components from alternative suppliers, and that could adversely affect our ability to produce viable direct liquid fuel cells or significantly raise the cost of producing direct liquid fuel cells.

        In addition, platinum is a component of our direct liquid fuel cells. Platinum is a scarce natural resource and we are dependent upon a sufficient supply of this commodity. While we do not anticipate significant near or long-term shortages in the supply of platinum, such shortages could adversely affect our ability to produce commercially viable direct liquid fuel cells or significantly raise our cost of producing direct liquid fuel cells.

Risks Related to the Offering

  This offering may dilute your percentage ownership of Medis Technologies.

        If you do not exercise all of your subscription rights, you will suffer dilution of your percentage ownership of Medis Technologies relative to stockholders who exercise all of their subscription rights. For example, if you own 10,000 shares of common stock before the rights offering, or approximately 0.0474% of our equity, and exercise none of your subscription rights, your percentage ownership will be reduced to approximately 0.0427% if all other subscription rights are exercised.

  If you exercise your subscription rights you may become obligated to purchase shares of our common stock at a price higher than the market price of our common stock.

        The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and then the public trading market price of the common stock decreases below $2.15, then you will have committed to buy shares of common stock at a price above the prevailing market price. Following the exercise of your subscription rights you may not be able to sell your shares of common stock at a price equal to or greater than the subscription price. In addition, you may not be able to sell the shares of our common stock that you purchase in this rights offering until the certificates representing such shares are delivered, which will be as soon as practicable after expiration of the rights offering. We will not pay you interest on funds that are delivered to the subscription agent pursuant to the exercise of rights.

  Once you exercise your subscription rights, you cannot change your mind, but we may cancel the rights offering.

        Once you exercise your subscription rights, you may not revoke the exercise. If we elect to withdraw or terminate the rights offering, neither the subscription agent nor we will have any obligation with respect to the subscription rights except to return, without interest or penalty, any subscription payments.

  The subscription price determined for this offering in not an indication of our value.

        Our board of directors set the subscription price. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of our value.

  You will need to act promptly and follow instructions carefully if you want to exercise your rights.

        Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by our subscription agent prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor the subscription agent undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures. Any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require five or more business days.

FORWARD LOOKING STATEMENTS

        Because we want to provide you with meaningful and useful information, this prospectus and the documents this prospectus incorporates by reference contains certain forward-looking statements that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth under "Risk Factors," which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or any document incorporated in this prospectus by reference or to reflect the occurrence of unanticipated events.

THE RIGHTS OFFERING

The Subscription Rights

        We are distributing non-transferable subscription rights to stockholders who owned shares of our common stock on February 7, 2003, at no cost to the stockholders. We will give you 0.110180929 subscription rights for each share of our common stock that you owned on February 7, 2003. One full subscription right entitles you to purchase one share of our common stock at a subscription price of $2.15 per share. We will not distribute any fractional subscription rights, but will round the number of subscription rights you receive upward or downward, as appropriate, to the nearest whole number. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., New York City time, on March 11, 2003. After that date, the subscription rights will expire and will no longer be exercisable.

Basic Subscription Privilege

        One subscription right entitles you to purchase one share of our common stock at a subscription price of $2.15 per share. You will receive certificates representing the shares that you purchase pursuant to your basic subscription privilege as soon as practicable after March 11, 2003, whether you exercise your subscription rights immediately prior to that date or earlier.

Oversubscription Privilege

        Subject to the allocation described below, each subscription right also grants you an oversubscription privilege to purchase additional shares of common stock that are not purchased by other stockholders pursuant to the subscription rights they received in this rights offering. You are entitled to exercise your oversubscription privilege only if you exercise your basic subscription privilege in full. If you wish to exercise your oversubscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate. When you send in your subscription certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege).

        If the number of shares remaining after the exercise of all the basic subscription privileges is not sufficient to satisfy all exercised oversubscription privileges, you will be allocated shares pro rata (subject to elimination of fractional shares), and in proportion to the number of shares you purchased through your basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested on your subscription certificate, then you will only receive the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other stockholders exercising their oversubscription privileges. You will not receive fractional subscription rights during the rights offering, but instead we will round your number of oversubscription rights upward or downward, as appropriate, to the nearest whole number. In addition, we have the discretion to issue less than the total number of shares that may be available for oversubscription requests. As soon as practicable after March 11, 2003, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the oversubscription privilege.

        We will allocate and distribute certificates representing any additional shares that you purchase pursuant to your oversubscription privilege as soon as practicable after March 11, 2003, unless the offer is extended. If you request and pay for more shares than are allocated to you, we intend to refund that overpayment, without interest or penalty, by March 20, 2003, unless the offer is extended. In connection with the exercise of the oversubscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to the subscription agent and to us as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the oversubscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

No Recommendations

        We are not making any recommendation as to whether or not you should exercise your subscription rights. In making any investment decision to exercise rights, you must consider your own best interests. None of the members of our board of directors makes any recommendation as to whether you should exercise your rights.

Expiration Date

        The rights will expire at 5:00 p.m., New York City time, on March 11, 2003, unless we decide to extend the rights offering in our sole discretion of up to an additional 20 business days to give our stockholders additional time to exercise their subscription rights. If the commencement of the rights offering is delayed, the expiration date will similarly be extended. If you do not exercise your basic subscription privilege and oversubscription privilege prior to that time, your subscription rights will be null and void. We will not be required to issue shares of common stock to you if the subscription agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described later on in this prospectus.

Withdrawal Rights

        Our board of directors may withdraw the rights offering in their sole discretion at any time on or before March 11, 2003, for any reason, including a substantial change in the market price of our common stock from its market price at the commencement of the offering. If we withdraw the rights offering, any funds you paid will be promptly refunded, without interest or penalty.

Determination of Subscription Price

        In determining the subscription price in this rights offering, our board of directors desired to offer shares at a price that would be attractive to our stockholder base relative to the current trading price of our common stock. Our board also considered the following factors, among others, in no particular order of priority:

  •
  our desire to increase working capital at a minimal cost to us;

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  the historic and current market price of our common stock;

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  our history of losses;

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  general conditions in the securities market;

  •
  alternatives available to us for raising capital;

  •
  the amount of proceeds desired;

  •
  the success of our 2002 rights offering;

  •
  the liquidity of our common stock; and

  •
  the level of risk to our investors.

        The $2.15 per share subscription price should not be considered an indication of our actual value or that of our common stock. We cannot assure you that the market price of our common stock will not decline during this rights offering. We also cannot assure you that you will be able to subsequently sell shares of common stock purchased during this rights offering at a price equal to or greater than $2.15 per share.

Transferability of Subscription Rights

        Only you may exercise the basic subscription privilege and the oversubscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the oversubscription privilege.

Foreign and Unknown Addresses

        We are not mailing subscription certificates to stockholders whose addresses are outside the United States or Israel or who have an APO or FPO address. The subscription agent will hold the subscription certificates for those stockholders. To exercise their rights, those stockholders must notify the subscription agent prior to 5:00 p.m., New York City time, on the third business day prior to the expiration date.

Exercise of Subscription Rights

        You may exercise your subscription rights by delivering to the subscription agent on or prior to March 11, 2003:

  •
  A properly completed and duly executed subscription certificate;

  •
  Any required signature guarantees; and

  •
  Payment in full of $2.15 per share of common stock to be purchased through the basic subscription privilege and the oversubscription privilege.

        You should deliver your subscription certificate and payment to the subscription agent at the address shown under the heading "Subscription Agent." We will not pay you interest on funds that are delivered to the subscription agent pursuant to the exercise of rights.

Method of Payment

        Payment for the shares must be made by check or bank draft (cashier's check) drawn upon a United States bank or a postal, telegraphic or express money order payable to "American Stock Transfer & Trust Company, as subscription agent" or by wire transfer of immediately available funds. If the total price of the shares of our common stock that you are purchasing exceeds $100,000 or more, we may agree to an alternative payment method. If you use an alternative payment method, the subscription agent must receive the full amount of your payment in currently available funds within one trading day prior to March 11, 2003. Payment will be deemed to have been received by the subscription agent only upon:

  •
  clearance of any uncertified check;

  •
  receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank, any postal, telegraphic or express money order, or any funds transferred by wire transfer; or

  •
  receipt of funds by the subscription agent through an alternative payment method.

        Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of March 11, 2003, to ensure that the payment is received and clears before that date. We also urge you to consider payment by means of a certified or cashier's check or money order.

Guaranteed Delivery Procedures

        If you want to exercise your subscription rights, but time will not permit your subscription certificate to reach the subscription agent on or prior to March 11, 2003, you may exercise your subscription rights if you satisfy the following guaranteed delivery procedures:

  •
  You send, and the subscription agent receives, payment in full for each share of common stock being subscribed for through the basic subscription privilege and the oversubscription privilege, on or prior to March 11, 2003;

  •
  You send, and the subscription agent receives, on or prior to March 11, 2003, a notice of guaranteed delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold, the number of shares of common stock that you wish to purchase pursuant to the basic subscription privilege and the number of shares, if any, you wish to purchase pursuant to the oversubscription privilege. The notice of guaranteed delivery must guarantee the delivery of your subscription certificate to the subscription agent within three trading days after March 11, 2003; and

  •
  You send, and the subscription agent receives, your properly completed and duly executed subscription certificate, including any required signature guarantees, within three trading days after March 11, 2003. The notice of guaranteed delivery may be delivered to the subscription agent in the same manner as your subscription certificate at the addresses set forth under the heading "Subscription Agent," or may be transmitted to the subscription agent by facsimile transmission, to facsimile number (718) 234-5001. You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from the subscription agent at the address set forth under the heading "Subscription Agent."

Signature Guarantees

        Except as described in the last sentence of this paragraph, signatures on the subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the subscription agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations. Signatures on the subscription certificate do not need to be guaranteed if either the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of these subscription rights, or the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

Shares Held for Others

        If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of a beneficial owner of common stock, you should notify the beneficial owner of these shares as soon as possible to obtain instructions with respect to their subscription rights. If you are a beneficial owner of common stock held by a holder of record, such as a broker, trustee or a depository for securities, you should contact the holder and ask him or her to effect transactions in accordance with your instructions.

Ambiguities in Exercise of Subscription Rights

        If you do not specify the number of subscription rights being exercised on your subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that the subscription agent receives from you. If your payment exceeds the total purchase price for all of the subscription rights shown on your subscription certificate, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

  (1)
  to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your basic subscription privilege;

  (2)
  to subscribe for shares of common stock until your basic subscription privilege has been fully exercised; and

  (3)
  to subscribe for additional shares of common stock pursuant to the oversubscription privilege, subject to any applicable proration. Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or penalty.

Regulatory Limitation

        We are not offering or selling, or soliciting any purchase of, rights or underlying shares in any foreign jurisdiction in which the rights offering is not permitted. We reserve the right to delay the commencement of the rights offering in any foreign jurisdiction if necessary to comply with local laws. However, we may elect not to offer rights to residents of any foreign jurisdiction whose laws would require a change in the rights offering in order to carry out the rights offering in that jurisdiction. We will not be required to issue you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any foreign jurisdiction to own or control these shares if, at the time the subscription rights expire, you have not obtained this clearance or approval.

Our Decision Binding

        All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within any time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in this exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within any time as we determine in our sole discretion. Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription certificate or incur any liability for failure to give this notification.

No Revocation

        After you have exercised your basic subscription privilege or oversubscription privilege, you may not revoke that exercise. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock. No adjustments will be made in connection with the rights offering to any options issued by us under our stock incentive plans or to the number of shares reserved for issuance under any of our stock incentive plans.

Shares of Common Stock Outstanding After the Rights Offering

        Assuming we issue all of the shares of common stock offered in the rights offering, 23,432,701 shares of common stock will be issued and outstanding. This would represent an approximately 11.02% increase in the number of outstanding shares of common stock as of the date of this prospectus. If you do not exercise your basic subscription privilege, the percentage of our common stock that you hold will decrease.

Fees and Expenses

        We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither we nor the subscription agent will pay these expenses.

Subscription Agent

        We have appointed American Stock Transfer & Trust Company as subscription agent for the rights offering. The subscription agent's address for packages sent:

        BY OVERNIGHT COURIER, FIRST CLASS MAIL OR REGISTERED MAIL:

    American Stock Transfer & Trust Company
    Attention: Rights Agent
    6201 Fifteenth Avenue, 3rd Floor
    Brooklyn, New York 11219

        BY HAND:

          (Mon.-Fri., 9:00 a.m.-5:00 p.m. New York City Time)

    American Stock Transfer & Trust Company
    Attention: Rights Agent
    59 Maiden Lane
    New York, New York 10038

        The subscription agent's telephone number is (718) 921-8200 and its facsimile number is (718) 234-5001. You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the subscription agent. We will pay the fees and specified expenses of the subscription agent, which we estimate will total $15,000. We have also agreed to indemnify the subscription agent from any liability that it may incur in connection with the rights offering.

Risk of Loss On Delivery of Subscription Certificates and Payments

        Each holder of rights bears all risk of the method of delivery to the subscription agent of subscription certificates and payments of the subscription price. If subscription certificates and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to the expiration date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier check, money order or wire transfer of funds.

Important

        Please carefully read the instructions accompanying the subscription certificate and follow those instructions in detail. Do not send subscription certificates directly to us. You are responsible for choosing the payment and delivery method for your subscription certificate and you bear the risks associated with this delivery. If you choose to deliver your subscription certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to March 11, 2003. Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier's check or money order.

If You Have Additional Questions

        If you have questions about the rights offering or if you need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus, the Instructions or the Notice of Guaranteed Delivery, you should contact either Robert K. Lifton, our chief executive officer, or Howard Weingrow, our president, at Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022; (212) 935-8484.

USE OF PROCEEDS

        We will use the net proceeds from this rights offering for working capital, including for continued development of our fuel cell technology and product development for our power pack charger.

        Assuming that stockholders exercise all of the subscription rights offered, we will receive gross proceeds from the rights offering of $5,000,040. If less than all of the subscription rights offered are exercised, we intend to reduce the funds allocated for the development of our technologies, giving first priority of funds to the continued research and development of our fuel cell products.

        We have been informed by Robert K. Lifton, our chairman and chief executive officer, and Howard Weingrow, our president, who, collectively, beneficially own approximately 17.3% of our outstanding common stock, that they presently intend to exercise all of their subscription rights to purchase an aggregate of approximately 401,197 shares in this rights offering pursuant to their basic subscription privilege. Further, each presently intends to exercise his oversubscription privilege to purchase additional shares. We will receive proceeds of approximately $862,500 upon the exercise in full of Messrs. Lifton's and Weingrow's respective basic subscription rights. Neither Mr. Lifton nor Mr. Weingrow, however, has committed to purchase any shares upon exercise of their respective subscription rights.

LEGAL MATTERS

        The validity of the shares of common stock offered in this rights offering will be passed upon for us by Sonnenschein Nath & Rosenthal, New York, New York.

EXPERTS

        The consolidated financial statements of Medis Technologies Ltd. as of December 31, 2001 and 2000 and for the years then ended incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants. However, after reasonable efforts, we have been unable to obtain the written consent of Arthur Andersen with respect to the incorporation by reference of such financial statements. Therefore, we have dispensed with the requirement to file as an exhibit to the registration statement of which this prospectus forms a part the written consent of Arthur Andersen in reliance upon Rule 437a of the Securities Act of 1933. As a result, you may not be able to recover damages from Arthur Andersen under Section 11 of the Securities Act of 1933 for any untrue statements of material fact or any omissions to state a material fact, if any, contained in our aforementioned financial statements.

        The consolidated statements of operations, stockholders' equity and cash flows of Medis Technologies Ltd. for the year ended December 31, 1999 incorporated by reference in this prospectus have been audited by Grant Thornton LLP, independent certified public accountants. However, we have been unable to obtain the written consent of Grant Thornton with respect to the incorporation by reference of such statements of operations, stockholders' equity and cash flows due to Grant Thornton's inability to obtain a representation letter from Arthur Andersen, our subsequent auditor, stating that as a result of Arthur Andersen's procedures, nothing came to their attention which in their judgment would indicate that there have been any events, transactions or changes in accounting principles subsequent to December 31, 1999 which would have a material effect upon, or require mention with respect to, our consolidated financial statements covered by Grant Thornton's report covering such statements. Therefore, we have obtained from the Securities and Exchange Commission a waiver of the requirements to file as an exhibit to the registration statement of which this prospectus forms a part the written consent of Grant Thornton in reliance upon Rule 437 of the Securities Act of 1933. As a result, you may not be able to recover damages from Grant Thornton under Section 11 of the Securities Act of 1933 for any untrue statements of material fact or any omissions to state a material fact, if any, contained in our aforementioned statements of operations, stockholders' equity and cash flows.

AVAILABLE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 (including all amendments, exhibits, schedules and supplements thereto), under the Securities Act and the rules and regulations thereunder, for the registration of the subscription rights and common stock offered hereby. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the subscription rights and common stock offered hereby, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contracts or other document referred to herein are not necessarily complete and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. The registration statement can be inspected and copied at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling SEC at 1-800-SEC-0330. In addition, the registration statement is publicly available through the SEC's site on the Internet's World Wide Web, located at: http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (except for information furnished under Item 9 on Form 8-K, or under any other successor Item on Form 8-K or any other successor form that permits the furnishing of information solely to comply with Regulation FD (or any successor thereto) without being deemed to be "filed" for purposes of the Exchange Act) until the sale of all of the securities that are part of this offering. The documents we are incorporating by reference are as follows:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2001;

  •
  our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

  •
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

  •
  our Current Report on Form 8-K dated June 25, 2002, filed with the SEC on June 26, 2002;

  •
  the definitive proxy statement relating to our 2002 Annual Meeting of Stockholders dated April 30, 2002; and

  •
  the description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

        Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded. You may request a copy of these filings at no cost by writing or telephoning our investor relations department at the following address and number: Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022; (212) 935-8484.

MEDIS TECHNOLOGIES LTD.

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TABLE OF CONTENTS
SUMMARY
Questions and Answers About Medis Technologies Ltd.
Questions and Answers About the Rights Offering
Additional Questions
Summary Consolidated Financial Statements
RISK FACTORS
FORWARD LOOKING STATEMENTS
THE RIGHTS OFFERING
USE OF PROCEEDS
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE